Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

between

QSTAR LLC
 as Seller

and

SM ENERGY COMPANY
as Buyer

dated

OCTOBER 17, 2016

i

4.17	Environmental	12
4.18	Leases	12
4.19	Payouts	13
4.20	Equipment	13
4.21	Advance Payments	13
4.22	Calls on Production	13
4.23	Surface Access	13
4.24	Foreign Person	13

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization, Existence and Qualification	13
5.2	Capital Structure	14
5.3	Authorization, Approval and Enforceability	15
5.4	No Conflicts	15
5.5	Absence of Certain Changes or Events	15
5.6	SEC Filings	15
5.7	Consents	17
5.8	Bankruptcy	17
5.9	Litigation	17
5.10	Financing	17
5.11	Listing	17
5.12	Regulatory	17
5.13	Independent Evaluation	17
5.14	Brokers’ Fees	18
5.15	Accredited Investor	18

ARTICLE VI
CERTAIN AGREEMENTS
6.1	Conduct of Business by Seller	18
6.2	Conduct of Business by Buyer	19
6.3	Governmental Bonds	21
6.4	Notifications	21
6.5	Amendment to Schedules	21
6.6	Additional Leases	21
6.7	Listing of Equity Consideration	22
6.8	Non-Compete	22
6.9	Record Retention	23
6.10	Financial Cooperation	23

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING
7.1	Representations	24
7.2	Performance	24
7.3	No Legal Proceedings	24
7.4	Title Defects and Environmental Defects	25
7.5	Closing Deliverables	25

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING
8.1	Representations	25
8.2	Performance	25
8.3	No Legal Proceedings	25
8.4	Title Defects and Environmental Defects	25
8.5	Closing Deliverables	25
8.6	RRP Closing	26
8.7	Double Eagle Closing	26
8.8	Listing	26

ARTICLE IX
CLOSING
9.1	Date of Closing	26
9.2	Place of Closing	26
9.3	Closing Obligations	26
9.4	Records	27

ARTICLE X
ACCESS/DISCLAIMERS
10.1	Access	28
10.2	Confidentiality	30
10.3	Disclaimers	30

ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
11.1	Seller’s Title	32
11.2	Notice of Title Defects; Defect Adjustments	33
11.3	Casualty and Condemnation Loss	38
11.4	Preferential Purchase Rights and Consents to Assign	38

ARTICLE XII
ENVIRONMENTAL MATTERS
12.1	Notice of Environmental Defects	40
12.2	NORM, Asbestos, Wastes and Other Substances	43

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1	Assumption by Buyer	44
13.2	Indemnities of Seller	44
13.3	Indemnities of Buyer	45
13.4	Limitation on Liability	45
13.5	Holdback Amount	46
13.6	Express Negligence	47
13.7	Exclusive Remedy	47
13.8	Indemnification Procedures	47
13.9	Survival	49

13.10	Waiver of Right to Rescission	50
13.11	Insurance	50
13.12	Non-Compensatory Damages	50
13.13	Disclaimer of Application of Anti-Indemnity Statutes	50
13.14	Tax Treatment of Indemnification Payments	50

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
14.1	Right of Termination	50
14.2	Effect of Termination	51
14.3	Return of Documentation and Confidentiality	52

ARTICLE XV
DEFINED TERMS
15.1	Defined Terms	52

ARTICLE XVI
MISCELLANEOUS
16.1	Appendices, Exhibits and Schedules	69
16.2	Expenses and Taxes	69
16.3	Assignment	71
16.4	Preparation of Agreement	71
16.5	Publicity	71
16.6	Notices	72
16.7	Further Cooperation	73
16.8	Filings, Notices and Certain Governmental Approvals	73
16.9	Entire Agreement; Conflicts	74
16.10	Parties in Interest	74
16.11	Amendment	74
16.12	Waiver; Rights Cumulative	74
16.13	Governing Law; Jurisdiction	75
16.14	Severability	75
16.15	Removal of Name	76
16.16	Counterparts	76
16.17	Like-Kind Exchange	76
16.18	Specific Performance	76

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	—	Leases
Exhibit A-2	—	Additional Leases
Exhibit A-3	—	Easements
Exhibit B	—	Wells
Exhibit C	—	Excluded Assets
Exhibit D	—	Form of Assignment and Bill of Sale
Exhibit E	—	Form of Lock-up and Registration Rights Agreement
Exhibit F	—	Form of Escrow Agreement
Exhibit G	—	Designated Area
Exhibit H	—	Drilling Units
Exhibit I	—	Non-Compete Area

Schedule 3.8	—	Allocated Values
Schedule 4.4	—	Consents
Schedule 4.7	—	Litigation
Schedule 4.8	—	Material Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10	—	Preferential Purchase Rights
Schedule 4.11	—	Royalties, Etc.
Schedule 4.12	—	Imbalances
Schedule 4.13	—	Current Commitments
Schedule 4.14	—	Asset Taxes
Schedule 4.17	—	Environmental
Schedule 4.18	—	Leases
Schedule 4.19	—	Payouts
Schedule 4.20	—	Equipment
Schedule 4.22	—	Calls on Production
Schedule 5.2	—	Capital Structure
Schedule 6.1	—	Conduct of Business by Seller
Schedule 6.2	—	Conduct of Business by Buyer
Schedule 6.3	—	Governmental Bonds
Schedule 6.6	—	Additional Leases
Schedule 6.8	—	Non-Compete Persons
Schedule 11.4(a)	—	Allocated Values for RRP Assets
Schedule 11.4(b)	—	Allocated Values for Double Eagle Assets

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of the 17th day of October, 2016 (the “Execution Date”), and is between (i) QStar LLC, a Delaware limited liability company (“Seller”), and (ii) SM Energy Company, a Delaware corporation (“Buyer”). Seller and Buyer are each referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1          Defined Terms.  Capitalized terms used herein shall have the meanings set forth in Section 15.1, unless the context otherwise requires.

1.2          References and Rules of Construction.  All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur.  References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.”  All references to “$” or “dollars” shall be deemed references to United States Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
PURCHASE AND SALE

2.1          Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, as of the Effective Time, all of Seller’s right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(i) below (such right, title and interest, less and except the Excluded Assets, collectively, the “Assets”):

(a)           the oil and gas leases described on Exhibit A-1 and the Additional Leases set forth on Exhibit A-2 as of Closing, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases, Exhibit A-1 and/or Exhibit A-2, subject to any reservations or depth restrictions described on Exhibit A-1 or Exhibit A-2, as applicable (Seller’s interest in such leases, the “Leases”);

(b)           any pooled acreage on account of the Leases being pooled and all rights and interests in, under or derived from all unitization agreements in effect with respect to any of the Leases and the units created thereby (Seller’s interest in such units, the “Units”);

(c)           the wells set forth on Exhibit B (Seller’s interest in such wells, the “Wells”) and all Hydrocarbons produced from the Wells or allocated thereto or produced under the Leases from and after the Effective Time (including all Hydrocarbons in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time);

(d)           all Applicable Contracts and all rights thereunder;

(e)           all Applicable Confidentiality Agreements;

(f)            to the extent that they may be assigned, all permits, licenses, servitudes, easements, surface leases, surface use agreements and rights-of-way, including such permits, licenses, servitudes, easements, surface leases, surface use agreements and rights-of-way described on Exhibit A-3, in each case, to the extent used in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets;

(g)           all equipment, machinery, fixtures and other personal, movable and mixed property, operational and nonoperational, used solely in connection with the Wells, including pipelines, gathering systems, manifolds, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, pads, structures, materials and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(h)           all Imbalances relating to the Assets; and

(i)            originals of the following (collectively referred to as the “Records”), to the extent primarily relating to Seller’s ownership and operation of the Assets and in Seller’s or its Affiliates’ possession: (A) to the extent assignable by Seller to Buyer, all maps, well logs, well data, geophysical (including seismic) data, technical evaluations, and geological data and (B) all title records, title opinions, Applicable Contracts, and all other books, records, files, documentation and databases (excluding the maps, well logs and well data described above in Section 2.1(i)(A)).

2.2          Excluded Assets.  Seller shall reserve and retain all of the Excluded Assets.

2.3          Revenues and Expenses.  Subject to Section 3.6(b), Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible (by payment, through the adjustments to the Cash Consideration hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time.  Subject to Section 3.6(b), and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Cash Consideration hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.  “Operating Expenses” means all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating or unit agreement, if any, but excluding Liabilities attributable to (A) personal injury or death attributable to Seller’s operation of the Assets prior to the Effective Time, (B) disposal of Hazardous Substances off-site of the Assets by Seller prior to the Effective Time, (C) obligations with respect to Imbalances, (D) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (E) Decommissioning Obligations, (F) obligations to clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, (G) obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, (H) obligations with respect to Environmental Conditions, Environmental Defects and Liabilities imposed under Environmental Laws with respect to the Assets, or (I) Asset Taxes, Income Taxes or Transfer Taxes.  After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE III
PURCHASE PRICE

3.1          Purchase Price.

(a)           The purchase price for the transfer of the Assets and the transactions contemplated hereby and the assumption by Buyer of the Assumed Obligations shall be $1,200,000,000 (the “Unadjusted Purchase Price”), consisting of (x) $825,000,000 in cash or other immediately available funds (the “Cash Consideration”), and (y) 10,039,462 shares of Buyer Common Stock (the “Equity Consideration”).  For purposes of clause (x) above only, the Cash Consideration shall be adjusted as provided in Section 3.3 (as so adjusted plus the value of the Equity Consideration in clause (y) above, the “Purchase Price”).  Notwithstanding anything contained in this Agreement to the contrary, any adjustments to the Purchase Price pursuant to this Agreement shall be made to or from the Cash Consideration only.

(b)           Any certificate representing Buyer Common Stock to be issued to Seller as Equity Consideration shall be imprinted with the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION THEN IN EFFECT, WITHOUT FIRST OBTAINING IF REASONABLY REQUIRED BY THE COMPANY, (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

If the Equity Consideration issued to Seller is, after the Closing, sold pursuant to an effective registration statement and upon request from Seller or its assigns, Buyer shall remove such legend from any certificate representing Buyer Common Stock or shall replace such certificate with a certificate without the foregoing legend.

3.2          Deposit.  On October 18, 2016, Buyer will deposit by wire transfer in same day funds with Escrow Agent the sum of $60,000,000, representing five percent (5%) of the Unadjusted Purchase Price (such amount, including any interest earned thereon, the “Deposit”).  If Closing occurs, (i) the Deposit shall be (A) reclassified to become a portion of the Holdback Amount at Closing, and (B) retained by the Escrow Agent as provided for in Section 13.5 and (ii) the Deposit will be applied to the Adjusted Cash Consideration payable at Closing.  Otherwise, the Deposit shall be handled in accordance with Section 14.2.

3.3          Adjustments to Purchase Price.  The Cash Consideration shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Cash Consideration”:

(a)           The Cash Consideration shall be adjusted upward by the following amounts (without duplication):

(i)            an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in pipelines, plants and/or tanks (including inventory) and upstream of the pipeline connection or upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time), less Burdens on such production;

(ii)           an amount equal to all Operating Expenses paid by or on behalf of Seller that are attributable to the Assets during the period following the Effective Time, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the period following the Effective Time and (B) rentals and other lease maintenance payments, that in each case relate to the period after the Effective Time;

(iii)          an amount equal to the Additional Lease Amount;

(iv)          the amount of all Asset Taxes allocated to Buyer in accordance with Section 16.2 but paid or otherwise economically borne by Seller;

(v)           subject to Section 3.9, to the extent that Seller is underproduced as shown with respect to the net Well Imbalances set forth in Schedule 4.12, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of the underproduced volumes times (A) $2.50/MMBtu for gaseous Hydrocarbons or (B) $45.00/Bbl for liquid Hydrocarbons, as applicable;

(vi)          subject to Section 3.9, to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 4.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of the overdelivered volumes times (A) $2.50/MMBtu for gaseous Hydrocarbons or (B) $45.00/Bbl for liquid Hydrocarbons, as applicable; and

(vii)         any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b)           The Cash Consideration shall be adjusted downward by the following amounts (without duplication):

(i)            an amount equal to all proceeds actually received by Seller attributable to the sale of Hydrocarbons (1) produced from or allocable to the Assets during the period following the Effective Time or (2) contained in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time for which an upward adjustment to the Cash Consideration was made pursuant to Section 3.3(a)(i), in each case, less Burdens and expenses (other than Operating Expenses taken into account pursuant to Section 3.3(a)(ii), Asset Taxes, Income Taxes and Transfer Taxes) directly incurred in earning or receiving such proceeds;

(ii)           if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined;

(iii)          if Seller makes the election under Section 12.1(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(iv)          the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(b), Section 11.2(d)(iii), Section 11.4(c)(i), Section 11.4(d)(i) or Section 12.1(c)(ii);

(v)           the amount of all Asset Taxes allocated to Seller in accordance with Section 16.2 but paid or otherwise economically borne by Buyer;

(vi)          subject to Section 3.9, to the extent that Seller is overproduced as shown with respect to the net Well Imbalances set forth in Schedule 4.12, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of the overproduced volumes times (A) $2.50/MMBtu for gaseous Hydrocarbons or (B) $45.00/Bbl for liquid Hydrocarbons, as applicable;

(vii)         subject to Section 3.9, to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 4.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of the underdelivered volumes times (A) $2.50/MMBtu for gaseous Hydrocarbons or (B) $45.00/Bbl for liquid Hydrocarbons, as applicable;

(viii)        an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date; and

(ix)          any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

3.4          Adjustment Methodology.  When available, actual figures will be used for the adjustments to the Cash Consideration at Closing.  To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.

3.5          Preliminary Settlement Statement.  Not less than five (5) Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Cash Consideration, reflecting each adjustment made to the Cash Consideration in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as required by Section 3.1 and Section 9.3(g).  Within three (3) Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement.  The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report.  The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Cash Consideration at Closing and shall be payable in immediately available funds to the bank account designated by Seller in the Preliminary Settlement Statement; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Cash Consideration at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.5.

3.6          Final Settlement Statement.

(a)           On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Cash Consideration and shows the resulting final Cash Consideration (the “Final Cash Price”).  Seller shall, at Buyer’s request, supply reasonable documentation in its or its Affiliates’ possession available to support the actual revenue, expenses and other items for which adjustments are made.  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration.  If the Final Cash Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Cash Price, shall be final and binding on the Parties.  Any difference in the Adjusted Cash Consideration as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Cash Price shall be paid by the owing Party to the owed Party within ten (10) days after final determination of such owed amounts in accordance herewith.  All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b)           Subject to matters for which a Party has an indemnity obligation pursuant to Article XIII, the Final Settlement Statement shall be the final accounting for any and all revenues, proceeds and/or Operating Expenses, and there shall be no adjustment for, or obligation to pay, any revenues, proceeds or Operating Expenses between the Parties after the Final Settlement Statement has been agreed upon by the Parties or determined by the Accounting Arbitrator.

3.7          Disputes.  If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any), each of Buyer and Seller shall: (i) within fifteen (15) Business Days after the delivery of such Dispute Notice, select (by mutual agreement of Buyer and Seller) an accounting arbitrator to resolve the matters addressed in the Dispute Notice (the “Accounting Arbitrator”), or absent such mutual agreement during such period, then the Houston, Texas office of the American Arbitration Association shall select the Accounting Arbitrator, and (ii) within twenty five (25) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty (20) pages or less and submit such summaries to the Accounting Arbitrator together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction.  The costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

3.8          Allocated Values.  Buyer and Seller agree that the Unadjusted Purchase Price shall be allocated among the Assets as set forth in Schedule 3.8 to this Agreement (the “Allocated Values”).  Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith, including in notices to Preferential Purchase Right holders except as required by Law; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such allocation. Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocated Values, with such allocation to be agreed by the parties, and any disputes related thereto resolved, as provided in Sections 3.6 and 3.7 mutatis mutandis.

3.9          Allocation for Imbalances at Closing.  If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.12, then the Cash Consideration shall be further adjusted at Closing pursuant to Section 3.3(a)(v), Section 3.3(a)(vi), Section 3.3(b)(vi) or Section 3.3(b)(vii), as applicable, and Schedule 4.12 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Cash Consideration is so adjusted.

3.10        Withholding Tax.  In the event Buyer reasonably determines that it is required by applicable Law to deduct and withhold from the Purchase Price any Tax, Buyer shall be entitled to deduct and withhold such amount; provided that Buyer shall notify Seller of its determination reasonably in advance of the Closing, and the Parties shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding.  All such withheld amounts shall be treated as delivered to Seller hereunder.

3.11        Buyer Material Adverse Effect.  If Closing does not occur solely as a result of a failure of Section 8.1 to be satisfied as a result of a breach of Section 5.5(a) (a “Section 5.5(a) Breach”), Buyer, at its option, may elect to substitute $375,000,000 (the “Additional Cash Consideration”) in place of the Equity Consideration.  In order to make such an election, Buyer shall provide written notice to Seller no later than the later of (a) December 21, 2016, or (b) one (1) Business Day after Seller has notified Buyer that it does not intend to close the transactions contemplated by this Agreement because of a Section 5.5(a) Breach.  Following such notice from Buyer, Seller may either approve such election or deny such election and waive the closing condition in Section 8.1 with respect to the Section 5.5(a) Breach.  If Seller fails to respond within two (2) Business Days following its receipt of such notice from Buyer, Seller will be deemed to have denied approval and waived the closing condition in Section 8.1 with respect to the Section 5.5(a) Breach.  If Seller approves, references to “Equity Consideration” in this Agreement shall be changed to “Additional Cash Consideration” unless the context requires otherwise, and at Closing, Buyer shall deliver to Seller, to the accounts designated in the

Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Additional Cash Consideration.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement, Seller represents and warrants to Buyer the following:

4.1          Organization, Existence and Qualification.  Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware.  Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted.  Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2          Authorization, Approval and Enforceability.  Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved and the execution, delivery and performance of the Transaction Documents will be when delivered duly and validly authorized and approved by all necessary limited liability company action on the part of Seller.  Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3          No Conflicts.  Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

4.4          Consents.  Except (a) with respect to the Double Eagle Tag Right, the RRP Tag Right or the Drag Right, (b) the consents, restrictions on assignment, and similar matters described in Schedule 4.4, (c) for Customary Post-Closing Consents, (d) under Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee, and (e) for

Preferential Purchase Rights, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

4.5          Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.

4.6          Brokers’ Fees.  Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.7          Litigation.  Except as set forth in Schedule 4.7, as of the Execution Date, there is no material suit, action, litigation or arbitration by any Third Party by any Person or before any Governmental Authority pending or to Seller’s Knowledge threatened in writing against Seller or the Assets.

4.8          Material Contracts.

(a)           Except for Contracts entered into in accordance with Section 6.1, as of the Execution Date, Schedule 4.8 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)            any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $500,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)           any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $500,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)          any Hydrocarbon purchase and sale, marketing, transportation, gathering, processing or similar Applicable Contract that is not terminable without penalty upon sixty (60) days’ or less notice;

(iv)          any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract;

(v)           any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease cannot be terminated by Seller without penalty upon sixty (60) days’ or less notice;

(vi)          any farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement or similar Applicable Contract;

(vii)         any agreement that contains a non-compete provision or area of mutual interest provision; and

(viii)        any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing.

(b)           Except as set forth in Schedule 4.8, as of the Execution Date, there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a material default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract.

4.9          No Violation of Laws.  As of the Execution Date, except as set forth in Schedule 4.9, Seller has not received any unresolved written notice of a material violation of any applicable Laws with respect to its ownership and operation of any of the Assets. To Seller’s Knowledge, except as set forth in Schedule 4.9, as of the Execution Date, Seller is not in material violation of any applicable Laws with respect to its ownership and operation of the Assets.  For the avoidance of doubt, this Section 4.9 does not include any matters with respect to Environmental Laws or Laws related to Taxes, which shall be exclusively addressed in Section 4.17 and Article XII and in Section 4.14, respectively.

4.10        Preferential Purchase Rights.  Except for the Double Eagle Tag Right, the RRP Tag Right, the Drag Right or as set forth in Schedule 4.10, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11        Royalties, Etc.  Except for such items that are being held in suspense pursuant to applicable Law for which the Cash Consideration is adjusted pursuant to Section 3.3(b)(viii) and except as set forth on Schedule 4.11, Seller has paid all material Burdens with respect to the Assets due by Seller, or if not paid, is contesting such Burdens in good faith in the normal course of business as set forth in Schedule 4.11.  Schedule 4.11 contains a complete and accurate list of all funds held in suspense, as of the date set forth on Schedule 4.11, by Seller related to the Assets.

4.12        Imbalances.  Schedule 4.12 sets forth all material Imbalances associated with the Assets operated by Seller and, to Seller’s Knowledge, the Assets not operated by Seller as of the Effective Time.

4.13        Current Commitments.  Schedule 4.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually in excess of $150,000 net to Seller’s applicable interest (the “AFEs”), relating to the Assets to drill or rework wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

4.14        Asset Taxes.  Except as set forth in Schedule 4.14, (a) all Asset Taxes owed by Seller that have become due and payable have been timely and properly paid (whether or not reflected as due on any Tax Return), (b) all Tax Returns required to be filed by Seller with respect to Asset Taxes have been timely filed and all such Tax Returns are true, correct and complete in all material respects, (c) there are no Encumbrances (other than Permitted Encumbrances) for Taxes on any of the Assets, (d) there are no waivers of any statute of limitations in respect of Asset Taxes in effect, there are no extensions of time with respect to an Asset Tax assessment or deficiency or to file a Tax Return with respect to Asset Taxes in effect and there are no agreements, rulings or technical advice memoranda with, or issued by, any Governmental Authority to Seller with respect to Asset Taxes; (e) there is no dispute or claim concerning any Asset Tax liability of Seller that could give rise to an Encumbrance on the Assets either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Seller has knowledge based upon personal contact with any agent of any Governmental Authority, and (f) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

4.15        Wells.  As of the Execution Date, there is no well operated by Seller on the Assets (a) with respect to which there is an order from a Governmental Authority requiring that such well be plugged and abandoned; (b) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that has not been plugged and abandoned in accordance with applicable Law; or (c) that Seller is currently obligated by contract to plug and abandon that has not been plugged and abandoned.

4.16        Accredited Investor; Ownership of Buyer Common Stock.  Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and will acquire the Equity Consideration for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.  Seller does not, directly or beneficially, own any Buyer Common Stock.

4.17        Environmental.  Except as set forth in Schedule 4.17, as of the Execution Date:

(a)           Seller has not entered into any agreement, and is not subject to, any order, decree, or judgment issued by a Governmental Authority, in existence as of the Execution Date, based on any prior violation of Environmental Laws by Seller that interferes in any material respect with the operation, or that requires material Remediation of any part, of the Assets; and

(b)           Seller has not received written notice from any Person of any release, event, condition, circumstance, practice, activity, incident or disposal of any Hazardous Substance (for which Remediation has not already been completed or that is not otherwise resolved) concerning any of the Assets that would reasonably be expected to: (i) materially interfere with or prevent compliance by Seller in any material respect with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) give rise to or result in any common Law or other material liability of Seller to any Person.

4.18        Leases.  Except as set forth on Schedule 4.18, as of the Execution Date, Seller has not received any written notice from any lessor to a Lease that Seller has materially violated or is otherwise in material breach of the terms of such Lease, excluding written notices for violations or breaches that have been cured by Seller or otherwise resolved.  Except to the extent of those obligations previously fulfilled by the Seller or any of its predecessors, none of the Leases or Contracts contain express provisions obligating the Company to drill any wells on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

4.19        Payouts.  To Seller’s Knowledge, Schedule 4.19 contains a complete and accurate list of the status of any “payout” balance, as of July 31, 2016, with respect to any Wells that are operated by Seller and that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.20        Equipment.  To Seller’s Knowledge, except as set forth in Schedule 4.20, all equipment located on the Leases is an Asset and has been maintained in operable repair, working order and operating condition in all material respects and is adequate for normal operation of the Wells in all material respects consistent with current practices, ordinary wear and tear excepted.

4.21        Advance Payments.  Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interests for the Wells set forth in Exhibit B and gas balancing arrangements), to deliver Hydrocarbons attributable to the Assets, or proceeds from the sale thereof, at some future time without receiving payment therefore at or after the time of delivery.

4.22        Calls on Production.  Except as set forth in Schedule 4.22, the Assets are not subject to calls on production (other than standard operating agreement provisions).

4.23        Surface Access.  To Seller’s Knowledge, Seller has and the Assets include all material surface rights reasonably necessary to access, operate, maintain and repair the Wells and equipment currently operated by Seller.

4.24        Foreign Person.  Seller is not a “disregarded entity” or a “foreign person” within the meaning of Section 1445 of the Code and its implementing Treasury Regulations.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

5.1          Organization, Existence and Qualification.  Buyer is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a Buyer Material Adverse Effect.

5.2          Capital Structure.

(a)           As of the date of this Agreement, the authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock.  As of the date of this Agreement: (A) 86,868,482 shares of Buyer Common Stock were issued and outstanding, (B) less than 6,300,000 shares of Buyer Common Stock were reserved for future issuance pursuant to Buyer’s equity compensation plans (the “Buyer Stock Plan”), and 2,332,102 shares of Buyer Common Stock were subject to issuance pursuant to outstanding awards under the Buyer Stock Plan and (C) no Voting Debt was issued and outstanding other than shares of Buyer Common Stock that was reserved for issuance upon conversion of Buyer’s existing 1.50% senior unsecured convertible notes due 2021 in accordance with its terms.  All outstanding shares of Buyer Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights.  All outstanding shares of Buyer Common Stock have been issued and granted in compliance in all material respects with (1) applicable securities Laws and other applicable Law and (2) all requirements set forth in applicable contracts.  Schedule 5.2 lists, as of the date of this Agreement, all outstanding options, warrants or other rights to subscribe for, purchase or acquire from Buyer or any of its Subsidiaries any capital stock of Buyer or securities convertible into or exchangeable or exercisable for capital stock of Buyer (and the exercise, conversion, purchase, exchange or other similar price thereof), other than, in each case, the 1.50% senior unsecured convertible notes due 2021 and options, warrants or rights granted pursuant to the Buyer Stock Plans.  All outstanding shares of capital stock of the Subsidiaries of Buyer that are owned by Buyer, or direct or indirect wholly-owned Subsidiary of Buyer, are free and clear of all Encumbrances and are validly issued, fully paid and non-assessable and are not subject to preemptive rights.  Except as set forth in this Section 5.2 or on Schedule 5.2 there are no outstanding: (I) shares of capital stock, Voting Debt or other voting securities of Buyer; (II) securities of Buyer or any Subsidiary of Buyer convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of Buyer, and/or (III) options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Buyer or any Subsidiary of Buyer is a party or by which it is bound in any case obligating Buyer or any Subsidiary of Buyer to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock of Buyer or any Voting Debt or other voting securities of Buyer, or obligating Buyer or any Subsidiary of Buyer to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  Except as set forth on Schedule 5.2, there are not any stockholder agreements, voting trusts or other agreements to which Buyer is a party or by which it is bound relating to the voting of any shares of the capital stock of Buyer.  As of the date of this Agreement, Buyer has no (a) material joint venture or other similar material equity interests in any Person and/or (b) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2.

(b)           At Closing, the shares of Buyer Common Stock to be issued to Seller as Equity Consideration will be duly authorized, validly issued, fully paid and non-assessable and not be subject to preemptive rights.  Assuming the validity of Seller’s representation in Section 4.16, the shares of Buyer Common Stock to be issued to Seller as Equity Consideration will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts.

5.3          Authorization, Approval and Enforceability.

(a)           Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer.  Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Assuming the validity of Seller’s representation in Section 4.16, the transactions contemplated hereby (including the issuance of Buyer Common Stock to Seller as Equity Consideration) do not require any vote of the stockholders of Buyer under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Buyer Common Stock is then listed) or the organizational or other governing documents of Buyer.

5.4          No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have Buyer Material Adverse Effect.

5.5          Absence of Certain Changes or Events.

(a)           Since December 31, 2015, except as disclosed in the Buyer SEC Documents filed with the SEC prior to the Execution Date, there has not been any event, change, effect or development that, individually or in the aggregate, would be reasonably likely to have a Buyer Material Adverse Effect.

(b)           From December 31, 2015, through and including the Execution Date, except as disclosed in the Buyer SEC Documents filed with the SEC prior to the Execution Date, Buyer and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

5.6          SEC Filings.

(a)           Since January 1, 2015, Buyer has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities

Act or the Exchange Act (such forms, reports, schedules and statements, the “Buyer SEC Documents”).  As of their respective dates, each of the Buyer SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements of Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries for the periods presented therein.

(c)           None of Buyer or its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or agreement (including any agreement relating to any transaction or relationship between or among one or more of Buyer and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer’s or such Subsidiary’s published financial statements or other Buyer SEC Documents.

(d)           Buyer keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act.  Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE.  Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

5.7          Consents.  There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, (in each case) that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

5.8          Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliate of Buyer.

5.9          Litigation.  As of the Execution Date, there is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer’s Knowledge, threatened in writing against Buyer or any of its Affiliates that has or would have a Buyer Material Adverse Effect.

5.10        Financing.  Buyer has, and Buyer shall have as of the Closing Date, sufficient cash in immediately available funds (or available borrowing capacity under its revolving credit facility) with which to pay the Cash Consideration, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

5.11        Listing.  The issued and outstanding shares of Buyer Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SM”.  There is no suit, action, proceeding or investigation pending or, to Buyer’s Knowledge, threatened against Buyer by the NYSE or the SEC with respect to any intention by such entity to deregister the Buyer Common Stock or prohibit or terminate the listing of Buyer Common Stock on the NYSE.  Buyer has taken no action that is designed to terminate the registration of Buyer Common Stock under the Exchange Act.

5.12        Regulatory.  Buyer is and hereafter shall continue to be qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator.  To the extent required by any applicable Laws, Buyer has maintained, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and has filed any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

5.13        Independent Evaluation.  Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Assets, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder.  In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (ii) has satisfied itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets. Buyer has no Knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

5.14        Brokers’ Fees.  None of Buyer or Buyer’s Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.

5.15        Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933 and will acquire the Assets for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act of 1933 and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE VI
CERTAIN AGREEMENTS

6.1          Conduct of Business by Seller.

(a)           Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken to maintain a lease, or in connection with emergency situations and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date and until Closing:

(i)            maintain, and if Seller is the operator thereof, operate, the Assets in the usual, regular and ordinary manner consistent with its past practice; and

(ii)           maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller.

(b)           Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken to maintain a lease, or in connection with emergency situations and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date and until Closing:

(i)            not propose any individual operation reasonably expected to cost Seller in excess of $150,000;

(ii)           not consent to any individual operation proposed by a Third Party that is reasonably expected to cost Seller in excess of $150,000;

(iii)          not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 4.8, or terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend or change the terms of any Material Contract;

(iv)          not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (A) the transfer, sale and/or disposal of Hydrocarbons in the ordinary course of business, and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(v)           settle any suit or litigation or waive any material claims or rights of material value in each case attributable to any Asset and effecting the period after the Effective Time, other than any individual settlement or waiver that does not exceed $100,000;

(vi)          not reduce or terminate existing insurance;

(vii)         except as may be required to meet the requirements of Law, not (A) file an amendment to any Tax Return with respect to Asset Taxes, (B) consent to any filing extension relating to any Tax Return with respect to Asset Taxes, (C) waive any material Tax claim with respect to Asset Taxes, or (D) make any material election with respect to Asset Taxes, in each case, to the extent that such election, change, filing or other action would reasonably be expected to increase the Asset Taxes with respect to the Assets due on or after the Closing Date;

(viii)        not take any action outside of the ordinary course of business or in a manner inconsistent with past practice if such action would reasonably be expected to have the effect of increasing any liability for Asset Taxes attributable to any Tax period (or portion thereof) beginning after the Effective Time, unless required by Law;

(ix)          not, directly or beneficially, purchase or contract for purchase any shares of Buyer Common Stock; and

(x)           not commit to do any of the foregoing.

(c)           Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of any other Working Interest owner (including any operator) or any other Person who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as (i) Seller has voted its interest in a manner that complies with the provisions of this Section 6.1 and (ii) Seller provides advance written notice to Buyer concerning the vote.

6.2          Conduct of Business by Buyer.

(a)           Except (x) as set forth in Schedule 6.2 or (y) as expressly contemplated by this Agreement or as expressly consented to in writing by Seller (which consent shall not be unreasonably delayed, withheld or conditioned), Buyer shall, from and after the Execution Date and until Closing:

(i)            conduct Buyer’s businesses in the usual, regular and ordinary manner consistent with its past practice; and

(ii)           preserve intact Buyer’s present business organization, retain Buyer’s current officers, and preserve Buyer’s relationships with its key customers and suppliers.

(b)           Except (x) as set forth in Schedule 6.2 or (y) as expressly contemplated by this Agreement or as expressly consented to in writing by Seller (which consent shall not be unreasonably delayed, withheld or conditioned), Buyer shall, from and after the Execution Date and until Closing:

(i)            not (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Buyer or its Subsidiaries, except for dividends and distributions (1) by a direct or indirect Subsidiary of Buyer to Buyer or a direct or indirect Subsidiary of Buyer, (2) pursuant to the organizational or other governing documents of Buyer or its Subsidiaries as in effect on the date hereof, or (3) related to the previously announced semi-annual dividend payable on November 2, 2016, (B) split, combine or reclassify any capital stock of, or other equity interests in, Buyer or any of its Subsidiaries, or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Buyer, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by any Buyer Stock Plan or employment agreement of Buyer in each case existing as of the Execution Date;

(ii)           not offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Buyer or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than:  (A) the delivery of Buyer Common Stock (i) upon the expiration of any restrictions or applicable vesting periods on any restricted stock, restricted stock units or performance share units granted under the Buyer Stock Plan or (ii) pursuant to Buyer’s employee stock purchase plan, (B) issuances by a wholly-owned Subsidiary of Buyer of such Subsidiary’s capital stock or other equity interests to Buyer or any other wholly-owned Subsidiary of Buyer, (C) issuances of restricted stock, restricted stock units or performance share units granted under the Buyer Stock Plan, in each case to employees and directors in amounts consistent with past practice, (D) withholding of Buyer Common Stock to satisfy any Tax withholding obligations with respect to awards granted pursuant to the Buyer Stock Plan, (E) pursuant to the terms of any shareholder rights plan adopted by Buyer, or (F) issuance of Buyer Common Stock in an underwritten public offering by Buyer for cash.

(iii)          not amend or propose to amend the organizational or other governing documents of Buyer or its Subsidiaries as in effect on the Execution Date;

(iv)          not consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Buyer or any of its Subsidiaries;

(v)           not change in any material respect its material accounting principles, practices or methods, except as required by GAAP or statutory accounting requirements or similar principles in non-U.S. jurisdictions or as disclosed in any Buyer SEC Document; and

(vi)          not commit to do any of the foregoing.

6.3          Governmental Bonds.

(a)           Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, set forth on Schedule 6.3, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets (the “Governmental Bonds”) are transferable to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Governmental Bonds to the extent such replacements are necessary (i) for Buyer’s ownership of the Assets and (ii) to permit the cancellation of the Governmental Bonds posted by Seller and/or its Affiliates with respect to the Assets.  In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, if applicable, operate the Assets.

(b)           In the event that any Governmental Authority does not permit the cancellation of any Governmental Bond posted by Seller and/or any Affiliate of Seller with respect to the Assets, then, from and after Closing, Buyer shall indemnify Seller or any Affiliate of Seller, as applicable, against all amounts incurred by Seller or any Affiliate of Seller, as applicable, under such Governmental Bond (and all costs incurred in connection with such Governmental Bond) if applicable to the Assets acquired by Buyer.

6.4          Notifications.  Buyer will notify Seller promptly after Buyer, any Affiliate of Buyer, or any of their respective officers or representatives obtains knowledge that any representation or warranty of Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.

6.5          Amendment to Schedules.  Buyer agrees that, with respect to each Additional Lease acquired pursuant to Section 6.6, Seller shall, until ten (10) Business Days prior to the Title Claim Date, supplement or amend Exhibit A-2 and Schedule 3.8 to reflect such Additional Lease.

6.6          Additional Leases.  From and after the Execution Date until the ten (10) Business Days prior to the Title Claim Date, Seller (or any Affiliate of Seller) shall have the right, but not the obligation, to acquire Additional Leases in accordance with this Section 6.6.

(a)           Schedule 6.6 sets forth a list of oil and gas leases that Seller has identified as potential Additional Leases as of the Execution Date.  Seller shall have the right, but not the obligation, to acquire all or any portion of the oil and gas leases identified on Schedule  6.6 pursuant to this Section 6.6.  If Seller acquires any such Additional Lease(s), then with respect to each such Additional Lease that Seller adds to Exhibit A-2, the Cash Consideration shall be adjusted upward by an amount equal to the sum of (i) the product of (A) the aggregate Net Acres attributable to such Additional Lease that are located in each portion of the Designated Area identified on Exhibit G multiplied by (B) the applicable per Net Acre dollar amount for such portion of the Designated Area as set forth on Schedule 6.6, plus (ii) the amount of any consideration paid by Seller for such Additional Lease to the extent attributable to existing production, which in no event will exceed an amount equal to the number of barrels of Hydrocarbon production (in barrels of oil equivalent) per day (averaged over the thirty calendar days ending on the Title Claim Date), if any, attributable to the Additional Lease multiplied by $35,000.

(b)           Additionally, Seller shall have the right, but not the obligation, to acquire up to fifteen hundred (1500) Net Acres of Additional Leases, in the aggregate, pursuant to this Section 6.6(b).  If Seller acquires any Additional Lease(s) pursuant to this Section 6.6(b), then with respect to each such Additional Lease that Seller adds to Exhibit A-2, the Cash Consideration shall be adjusted upward by an amount equal to the sum of (i) the product of (A) the aggregate Net Acres for each such Additional Lease that are located in each portion of the Designated Area identified on Exhibit G multiplied by (B) the applicable per Net Acre dollar amount for such portion of the Designated Area as set forth on Exhibit G, plus (ii) the amount of any consideration paid by Seller for such Additional Lease to the extent attributable to existing production, which in no event will exceed an amount equal to the number of barrels of Hydrocarbon production (in barrels of oil equivalent) per day (averaged over the thirty calendar days ending on the Title Claim Date), if any, attributable to the Additional Lease multiplied by $35,000 (the aggregate of all such amounts for all of the Additional Leases added to Exhibit A-2 in accordance with this Section 6.6, the “Additional Lease Amount”).

(c)           With respect to each such Additional Lease, within three (3) Business Days after the closing of its acquisition by Seller (or any Affiliate of Seller), Seller shall deliver notice of such acquisition to Buyer, and pursuant to Section 10.1, Seller shall afford to Buyer and Buyer’s Representatives reasonable access to the information in Seller’s possession regarding the Additional Leases in order to conduct a title review and environmental review in accordance with Article XI and Article XII.

(d)           Notwithstanding the other provisions of this Section 6.6, in no event will (i) Seller acquire any Additional Lease that is burdened by Burdens in excess of 25%, (ii) any overriding royalty interest be created in favor of Seller or any of its Affiliates that will burden any Additional Lease, or (iii) Seller assign to Buyer any Contract in connection with any Additional Lease.

6.7          Listing of Equity Consideration.  Buyer shall take all action necessary to cause the Buyer Common Stock to be issued to Seller as Equity Consideration to be approved for listing on the NYSE prior to the Closing Date, subject to official notice of issuance.

6.8          Non-Compete.  Effective as of Closing, until the six-month anniversary of the Closing Date, Seller covenants and agrees that it will, and will cause the Persons set forth on Schedule 6.8 to, refrain from, directly or indirectly, partially or fully acquiring for its own account or for any Third Party (other than Buyer), any oil and gas lease or mineral interest (including any mineral fee interest) within the Non-Compete Area, excluding, however, the Excluded Assets and excluding any such leases or interests acquired by Seller within the same any units or pooling arrangements wherein any such leases or interests are pooled or unitized with any Excluded Asset (subject to such exclusion, collectively, the “Non-Compete Assets”).  To the extent Seller breaches this Section 6.8, in addition to any other remedies that may be available in law and equity, Seller and the Persons set forth on Schedule 6.8 shall be obligated to immediately offer to Buyer any acquired Non-Compete Assets, and Buyer shall have the right, but not the obligation, to acquire such Non-Compete Assets under the same terms and conditions as agreed to by Seller or any Person set forth on Schedule 6.8, for the same consideration paid by Seller or such Person set forth on Schedule 6.8, together with any out-of-pocket expenses incurred by Seller in acquiring such Non-Compete Assets. For the avoidance of doubt, and notwithstanding anything to the contrary in this Section 6.8, the covenants set forth in this Section 6.8 shall not apply to the operations of (a) EnCap Investments, L.P., (b) the Persons controlled by EnCap Investments, L.P. (other than Seller, QuattroStar Resources, LLC, QStar C Holdings LLC, QStar DS LLC, QStar Operating LLC or QStar SP LLC) or (c) RRP.

6.9          Record Retention.  Buyer shall and shall cause its successors and assigns to, for the period provided in Buyer’s Record Retention Policy, (a) retain the Records, (b) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense.

6.10        Financial Cooperation.

(a)           From and after the Execution Date, Seller shall cooperate with Buyer, its Affiliates and Buyer’s and its Affiliate’s auditors (“Buyer’s Auditors”) in connection with the preparation of any financial statements of Buyer pertaining to the Assets and any related pro forma financial statements or other financial information, and the conduct of audits or reviews of such financial statements, required under federal securities Laws or rules and regulations of the SEC or under customary practice for securities offerings made pursuant to Rule 144A under the Securities Act, in connection with (i) any filing by Buyer or any of its Affiliates with the SEC pursuant to the Securities Act or the Exchange Act, or (ii) any offering memorandum or similar document relating to a private offering of securities of Buyer or its Affiliates pursuant to Rule 144A under the Securities Act or otherwise.  In connection with such cooperation, from and after the Execution Date, Seller shall: (A) provide to Buyer, its Affiliates, and Buyer’s Auditors reasonable access to the books, records, information, and documents that are related to the Assets and Seller that are in Seller’s possession or control reasonably required by Buyer, its Affiliates, and Buyer’s Auditors in order to prepare, audit, and review such financial statements and other financial information; (B) provide to Buyer, its Affiliates, and Buyer’s Auditors reasonable access to Seller’s officers, managers, employees, agents, and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements; (C) use its commercially reasonable efforts to deliver one or more customary representation letters from Seller to such Buyer’s Auditors that are reasonably requested to allow such Buyer’s Auditors to complete an audit or review of any such financial statements; and (D) use its commercially reasonable efforts to cause the independent auditor of Seller that conducted any audit of such financial statements to consent to the use of such independent auditor’s report, and to be named as an expert or as having prepared such report, in any SEC filing or offering memorandum or similar document referred to above.

(b)           All of the information provided by Seller pursuant to this Section 6.10 is given without any representation or warranty, express or implied, and no member of the Seller Indemnified Parties or Seller’s auditors shall have any liability or responsibility with respect thereto. Buyer will promptly reimburse all reasonable out of pocket expenses incurred in complying with this Section 6.10 incurred by Seller or its Affiliates. Buyer, for itself and for each member of the Buyer Indemnified Parties, hereby releases, remises, and forever discharges each member of the Seller Indemnified Parties and Seller’s auditors from any and all Proceedings, and Liabilities whatsoever, in law or in equity, known or unknown, which any member of the Buyer Indemnified Parties might now or subsequently may have, based on, relating to, or arising out of Seller’s obligations and actions pursuant to this Section 6.10, except to the extent that such Proceedings, or Liabilities resulted from willful misconduct of any Seller Indemnified Party.  Buyer shall indemnify, defend, and hold harmless the Seller Indemnified Parties and Seller’s auditors from and against any and all Liabilities arising out of or relating to Seller’s obligations and actions pursuant to this Section 6.10, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, EXCEPT TO THE EXTENT THAT SUCH LOSSES RESULTED FROM THE WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions:

7.1          Representations.  The representations and warranties of Seller set forth in Article IV shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

7.2          Performance.  Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date; provided, however, that the condition in this Section 7.2 shall be deemed to be satisfied with respect to Seller’s covenant in Section 6.10 unless Seller’s breach with respect thereto rises to the level of willful misconduct.

7.3          No Legal Proceedings.  No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

7.4          Title Defects and Environmental Defects.  In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing shall be less than twenty percent (20%) of the Unadjusted Purchase Price.

7.5          Closing Deliverables.  Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to Closing of each of the following conditions:

8.1          Representations.  The representations and warranties of Buyer set forth in Article V shall be true and correct (without regard to materiality or Buyer Material Adverse Effect qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Buyer Material Adverse Effect, subject to Section 3.11.

8.2          Performance.  Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3          No Legal Proceedings.  No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

8.4          Title Defects and Environmental Defects.  In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing shall be less than twenty percent (20%) of the Unadjusted Purchase Price.

8.5          Closing Deliverables.  Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

8.6          RRP Closing.  The transactions contemplated by the RRP Purchase Agreement shall close simultaneously with the transactions contemplated by this Agreement, unless failure to enter into the RRP Purchase Agreement or failure to close is caused by RRP’s breach.

8.7          Double Eagle Closing.  If Double Eagle exercises its Double Eagle Tag Right in accordance with the terms set forth in the JDA, (i) Buyer shall have entered into the Double Eagle Purchase Agreement, and (ii) the transactions contemplated by the Double Eagle Purchase Agreement shall close simultaneously with the transactions contemplated by this Agreement, unless failure to enter into the Double Eagle Purchase Agreement or failure to close is caused by Double Eagle’s breach.

8.8          Listing.  The Buyer Common Stock to be issued to Seller as Equity Consideration shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof.

ARTICLE IX
CLOSING

9.1          Date of Closing.  Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before December 21, 2016, or on such date as Buyer and Seller may agree upon in writing.  The date on which the Closing actually occurs shall be the “Closing Date.”

9.2          Place of Closing.  Closing shall be held at Seller’s office in Midland, Texas, or such other place as mutually agreed upon by the Parties.

9.3          Closing Obligations.  At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Seller and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b)           Seller and Buyer shall execute, acknowledge and deliver the Lock-up and Registration Rights Agreement.

(c)           Seller and Buyer shall execute and deliver assignments, on appropriate forms, of federal Leases, state Leases and Indian Leases included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(d)           Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(e)           Buyer shall issue and deliver to Seller by stock certificates or book entry registrations, the Equity Consideration bearing the legends referenced in Section 3.1(b).

(f)            Buyer shall deliver to the Escrow Agent by direct bank or wire transfer in same day funds, the Holdback Excess Amount.

(g)           Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Cash Consideration after giving effect to the Deposit and the Holdback Excess Amount.

(h)           Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(i)            Seller shall deliver an executed statement that meets the requirements set forth in Treasury Regulation §1.1445-2(b)(2) and that is reasonably acceptable to Buyer.

(j)            To the extent required under any applicable Law or Governmental Authority for any federal or state Lease, Seller and Buyer shall deliver federal and state change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by Seller.

(k)           An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(l)            An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(m)          Buyer shall deliver any instruments and documents required by Section 6.3.

(n)           Seller shall deliver a recordable release of any trust, mortgages, financing statements, fixture filings and security agreements made by Seller or its Affiliates affecting the Assets.

(o)           Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

9.4          Records.  In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, no later than thirty (30) Business Days after the Closing Date, Seller shall make available to Buyer the Records consistent with each Record’s current form and format as maintained by Seller as of the Effective Time, for pickup from Seller’s offices during normal business hours; provided that Seller may retain a copy of the Records; provided, further, that Seller shall not be required to conduct processing, conversion, compiling or any other further work with respect to the delivery of copies of the Records pursuant to this Section 9.4.

ARTICLE X
ACCESS/DISCLAIMERS

10.1        Access.

(a)           From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 10.1, Seller shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, to Seller’s personnel knowledgeable with respect to the Assets, the Assets and all Records in Seller’s or any of its Affiliates’ possession at such time to the extent necessary to conduct (i) the title or environmental review described in this Agreement and (ii) reasonable due diligence with respect to Asset Taxes.  All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b)           From the Execution Date to the Title Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Assets shall be limited to a Phase I Environmental Site Assessment of the Assets conducted by a reputable environmental consulting or engineering firm (the “Environmental Consultant”) and may include only visual inspections and record reviews relating to the Assets. If, following the conduct of any such environmental assessments, Buyer, in its reasonable determination based on the findings and results of the environmental assessments conducted by the Environmental Consultant, determines that further investigation, sampling or testing or other site assessment commonly referred to as a “Phase II” site assessment (collectively, “Phase II Environmental Site Assessment”) is required to confirm the existence or scope of an Environmental Defect or determine the magnitude of the Remediation Amount, Buyer may request an authorization to conduct such Phase II Assessment, subject to Seller’s or any applicable third party operator’s consent. If Buyer is not allowed access to conduct a Phase I Environmental Site Assessment, or based upon the Environmental Consultant’s Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment, in each case, in accordance with this Section 10.1(b) and with respect to any Asset, then Buyer may elect, in its sole discretion, to exclude the affected Assets and any related Assets from the transaction contemplated hereby, in which event the affected Assets and any related Assets will be deemed Excluded Assets, and the Purchase Price will be reduced by the Allocated Value of all such affected Assets and any related Assets.  In conducting such Phase I Environmental Site Assessment, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM).  Seller or Seller’s designee shall have the right to be present during any stage of the assessment.  Buyer shall give Seller reasonable prior written notice before entering onto any of the Assets, and Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets.

(c)           Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller.  Buyer shall abide by Seller’s safety rules, regulations and operating policies provided in advance in writing to Buyer while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets.  Buyer hereby defends, indemnifies and holds harmless the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.  Notwithstanding the foregoing, in no event shall Buyer be required to defend, indemnify and hold harmless the Seller Indemnified Parties from and against any Liabilities arising out of, resulting from or relating to any pre-existing Environmental Conditions identified by or on behalf of Buyer as a result of any physical inspection, due diligence activities or access granted to Buyer and Buyer’s Representatives pursuant hereto, provided that Buyer does not exacerbate any such pre-existing Environmental Condition.

(d)           Buyer acknowledges that any entry into Seller’s offices or onto the Assets shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement.  Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

(e)           Buyer agrees to provide to Seller promptly, but in no event later than the Environmental Claim Date, copies of all final reports and test results prepared by Buyer and/or any of Buyer’s Representatives which relate to any Environmental Defect that Buyer intends to assert.  Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.  Buyer (in the event Closing does not occur) and Seller (in the event Closing occurs) shall keep and maintain confidential (and not disclose to any other Person, except as required by any Governmental Authority, in whole or in part) any results of (or reports or other documents arising from) an environmental assessment of the Assets, unless disclosure of such information is required by applicable Law or necessary to prevent an imminent and substantial endangerment.

(f)            Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence, (ii) restore the Assets to the approximate same condition as they were prior to commencement of any such due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence, provided that in no event will the foregoing be interpreted to require Buyer to remediate any Environmental Defect to the extent not caused by Buyer or any of Buyer’s Representatives.

(g)           During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller.  Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Indemnified Parties as additional insureds, (iii) waive subrogation against the Seller Indemnified Parties and (iv) provide for ten (10) days’ prior written notice to Seller in the event of cancellation, expiration or modification of the policy or reduction in coverage.  Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

10.2        Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and/or Buyer’s Representatives will become privy to confidential and other information of Seller or its Affiliates, and Buyer shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the transactions contemplated hereby and (b) shall be held confidential by Buyer and Buyer’s Representatives, in each case, in accordance with the terms and conditions of the Confidentiality Agreements.  If Closing should occur, the each Confidentiality Agreement and the foregoing confidentiality restrictions on Buyer shall terminate (except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets and (iii) information related to Seller or its Affiliates or to assets other than the Assets).

10.3        Disclaimers.

(a)           EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV, THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.3(k), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY SELLER INDEMNIFIED PARTY).

(b)           EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, OR THE CERTIFICATE DELIVERED PURSUANT

TO SECTION 9.3(k), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.3(k), SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)           EXCEPT AS PROVIDED IN SECTION 4.17, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.  SUBJECT TO BUYER’S RIGHTS UNDER SECTION 12.1 AND AS PROVIDED IN THIS AGREEMENT FOR BREACHES OF SECTION 4.17, BUYER SHALL BE DEEMED TO

BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)           SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1        Seller’s Title.

(a)           General Disclaimer of Title Warranties and Representations.  Except for the special warranty of title as set forth in the Assignment and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranty of title set forth in the Assignment.

(b)           Special Warranty of Title.  If Closing occurs, then the Assignment shall contain a special warranty of title whereby Seller shall warrant Defensible Title, without duplication, to (i) the Wells set forth on Exhibit B (subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable, and limited to any currently producing formations), and (ii) through a special warranty on the Leases, the Drilling Units set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable), unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances and to any matters of real property record in the applicable counties or in the applicable state or federal records prior to the Title Claim Date.

(c)           Recovery on Special Warranty.

(i)            Buyer’s Assertion of Title Warranty Breaches.  Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5 p.m. Central Time on the four (4) year anniversary thereof (the “Survival Period”), Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 11.2(a) setting forth any matters which Buyer intends to assert as a breach of Seller’s special warranty of title set forth in the Assignment.  For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of Seller’s special warranty that Buyer fails to assert by a Title Defect Notice given to Seller on or before the expiration of the Survival Period.  Seller shall have a reasonable opportunity, but not the obligation, to cure any Title

Defect asserted by Buyer pursuant to this Section 11.1(c)(i).  Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect.

(ii)           Limitations on Special Warranty.  For purposes of Seller’s special warranty of title set forth in the Assignment, the value of the Drilling Units and/or Wells set forth in Schedule 3.8, as appropriate ((1) for a Well, subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable, and limited to any currently producing formations, and (2) for a Drilling Unit, subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable), shall be deemed to be the Allocated Value thereof, as adjusted herein.  Recovery on Seller’s special warranty of title shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Cash Consideration to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of Seller’s special warranty of title as a Title Defect prior to the Title Claim Date pursuant to Section 11.2, except that the Individual Title Defect Threshold and the Aggregate Deductible shall not apply.  Seller shall be entitled to offset any amount owed by Seller for breach of its special warranty of title with respect to any Asset by the amount of any Title Benefits with respect to such Asset; provided that Seller gives Buyer notice before the later of (x) 30 days after Seller’s receipt of a Title Defect Notice for such special warranty breach and (y) the final resolution of any dispute relating to such special warranty breach.

11.2        Notice of Title Defects; Defect Adjustments.

(a)           Title Defect Notices.  Buyer has the right but not the obligation to deliver, no later than December 2, 2016 (the “Title Claim Date”), claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2(a).  For all purposes of this Agreement and notwithstanding anything herein to the contrary, except for the special warranty of title set forth in the Assignment, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Claim Date.  To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Well or Drilling Unit (including a reasonably detailed description to identify such Well or applicable Lease affecting such Drilling Unit), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based.  Buyer may deliver any documents required in connection with any Title Defect Notice to Seller via DropBox or Microsoft OneDrive, or any other online storage application approved by Seller.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date, provided that any failure of Buyer to deliver such notice shall not constitute a breach of this Agreement.  Buyer shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Title Claim Date. Buyer acknowledges that the Drilling Units are proposed drilling and spacing units and have yet been, and are subject to being, formed.

(b)           Title Benefit Notices.  Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based.  Except as set forth in Section 11.1(c)(ii) or Section 11.2(a), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date.

(c)           Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to one hundred ten (110) days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer.  During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects.  No reduction shall be made to the Cash Consideration with respect to any Title Defect for which Seller has provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period.  An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d)           Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option, elect to:

(i)            subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Cash Consideration pursuant to Section 3.5 or Final Cash Price pursuant to Section 3.6, as applicable, by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);

(ii)           with Buyer’s approval, indemnify Buyer against all Liability (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement in a form and substance mutually agreed upon by the Parties (a “Title Indemnity Agreement”);

(iii)          if the asserted Title Defect Amount of any Title Defect Property is greater than or equal to seventy five percent (75%) of the Allocated Value of such Title Defect

Property, retain the entirety of such Title Defect Property, together with all associated Assets, in which event the Cash Consideration or Final Cash Price, as applicable, shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or

(iv)          if applicable, terminate this Agreement pursuant to Section 14.1(c).

(e)           Remedies for Title Benefits.  Subject to Buyer’s continuing right to dispute the existence of a Title Benefit and/or the Title Benefit Amount asserted with respect thereto, with respect to the Title Benefit Properties reported under Section 11.2(b), the Title Defect Amounts attributable to all properly raised and uncured Title Defects, in the aggregate, shall be decreased by the aggregate amount of all increases to the Allocated Value for such Title Benefit Properties reported under Section 11.2(b) (each such increase, a “Title Benefit Amount”) attributable to all properly raised Title Benefits.

(f)            Exclusive Remedy.  Except for Buyer’s rights under Seller’s special warranty of title set forth in the Assignment and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.

(g)           Title Defect Amount.  The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions (without duplication):

(i)            if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)          if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property on Schedule 3.8, and the Working Interest is reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Schedule 3.8;

(iv)          if the Title Defect represents a discrepancy where (A) the actual Net Acres for any Title Defect Property is less than (B) the Net Acres for such Title Defect Property stated on Schedule 3.8, then the Title Defect Amount shall be the product obtained by multiplying such positive difference by the Allocated Value (on a per Net Acre dollar amount) for such Title Defect Property set forth on Schedule 3.8;

(v)           if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title

Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(vi)          the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)         notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)           Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)            if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)           if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property on Schedule 3.8, and the Working Interest is increased proportionately then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Schedule 3.8;

(iii)          if the Title Benefit represents a discrepancy where (A) the actual Net Acres for any Title Benefit Property is greater than (B) the Net Acres for such Title Benefit Property stated on Schedule 3.8, then the Title Benefit Amount shall be the product obtained by multiplying such difference by the Allocated Value (on a per Net Acre dollar amount) for such Title Benefit Property set forth on Schedule 3.8; and

(iv)          if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)            Title Defect Threshold and Deductible.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $75,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless

(A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Cash Consideration or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible.  For the avoidance of doubt, if Seller retains any Title Defect Property pursuant to Section 11.2(d)(iii), the Title Defect Amount related to such Title Defect Property will not be counted towards the Aggregate Deductible and will not be considered for purposes of Section 7.4 and/or Section 8.4.

(j)            Title Dispute Resolution.  Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (the “Disputed Title Matters”) prior to Closing.  If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(j).  There shall be a single arbitrator, who shall be an attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, or, absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”).  Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter.  The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter.  The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts.  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j).  The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the Disputed Title Matters and shall be final and binding upon both Parties, without right of appeal.  In making his determination with respect to any Disputed Title Matter, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination.  The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.  To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Cash Consideration pursuant to Section 3.5 or Section 3.6(a), then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, and, subject to Section 11.2(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Cash Consideration shall not be adjusted therefor at Closing and subsequent adjustments to the Cash Consideration, if any, will be made pursuant to Section 3.6 or this Section 11.2.

11.3        Casualty and Condemnation Loss.

(a)           Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)           If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the Closing thereafter occurs, (a) in the event of a taking, the Assets affected thereby shall be excluded from the transactions contemplated by this Agreement and the Purchase Price will be reduced by the Allocated Value of all Assets affected by such taking, or (b) except as provided in (a), Seller shall elect by written notice to Buyer prior to Closing either (i) to cause, at Seller’s sole cost and expense (less the amount of the applicable deductible(s) under Seller’s applicable insurance policies, which deductible amounts shall be the responsibility of Buyer), any Asset affected by a Casualty Loss to be repaired or restored to at least its quality and condition as before the Casualty Loss as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) reduce the Purchase Price by the result of (A) the cost to repair or restore each Asset affected by such Casualty Loss to at least its quality and condition as before the Casualty Loss less (B) the amount of the applicable deductible(s) under Seller’s applicable insurance policies, which deductible amounts shall be the responsibility of Buyer.  In each case, Seller shall be entitled to receive all of its rights to insurance and other Claims (including any condemnation proceeds) with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.

11.4        Preferential Purchase Rights and Consents to Assign.

(a)           Pursuant to that certain Area of Mutual Interest Agreement (the “AMI Agreement”), dated August 22, 2016, between Seller and RRP-QStar, LLC (“RRP”), (i) RRP has the right to sell its right, title and interest in and to the Subject Assets (such right, title and interest of RRP, the “RRP Assets”) to Buyer on the terms set forth in the AMI Agreement (“RRP Tag Right”), and (ii) Seller has the right to require RRP to sell the RRP Assets to Buyer on the terms set forth in the AMI Agreement (“Drag Right”). Contemporaneously with the execution of this Agreement, Buyer, Seller and RRP have entered into a letter agreement whereby: RRP has agreed to sell, and Buyer has agreed to purchase and pay for, all of RRP’s right, title and interest in and to the RRP Assets on terms substantially similar to the terms of this Agreement (with the purchase price for such RRP Assets being set forth in Schedule 11.4(a)), in satisfaction of RRP’s exercise of the Tag Right (the “RRP Purchase Agreement”).

(b)           Pursuant to that certain Joint Development Agreement (the “JDA”), dated July 1, 2015, between Seller and Double Eagle Development LLC (“Double Eagle”), Double Eagle has the right to sell its right, title and interest in and to the Subject Assets (such right, title and interest of Double Eagle, the “Double Eagle Assets”) to Buyer on the terms set forth in the JDA (“Double Eagle Tag Right”). If Double Eagle exercises its Tag Right in accordance with the terms set forth in the JDA, then Buyer shall enter into an agreement with Double Eagle for the purchase of the Double Eagle Assets on terms substantially similar to the terms of this Agreement (with the purchase price for such Double Eagle Assets being set forth in Schedule 11.4(b)) (the “Double Eagle Purchase Agreement”).

(c)           With respect to each Preferential Purchase Right set forth in Schedule 4.10, Seller, promptly following the Execution Date, shall send to the holder of each such Preferential Purchase Right a notice requesting such holder’s exercise or waiver in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

(i)            If, (a) prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, or (b) as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Cash Consideration shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded.  Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing.  If (1) such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before the later of (x) sixty (60) days following the Closing Date or (y) the time period specified in the contractual provisions applicable to such Preferential Purchase Right, or (2) the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof, then (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Cash Consideration was reduced at Closing with respect to such excluded Asset (or portion thereof) and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(ii)           All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(d)           With respect to each Consent set forth in Schedule 4.4, Seller, promptly following the Execution Date, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(i)            If (A) Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Buyer to be void or (2) the termination of a Lease or Contract under the express terms thereof or (B) a Consent requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Cash Consideration shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded.  In the event that a Consent (with respect to an Asset excluded pursuant to this Section 11.4(d)(i)) that was not obtained prior to Closing is obtained within one hundred eighty (180) days following Closing, then, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Cash Consideration was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(ii)           If (A) Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing and the failure to obtain such Consent would not cause (1) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or (2) the termination of a Lease or Contract under the express terms thereof and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(iii)          Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent.  Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

ARTICLE XII
ENVIRONMENTAL MATTERS

12.1        Notice of Environmental Defects.

(a)           Environmental Defects Notice.  Buyer has the right but not the obligation to deliver no later than December 2, 2016 (the “Environmental Claim Date”) claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively, the “Environmental Defect Notices” and, individually, an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer asserts as Environmental Defects pursuant to this Section 12.1.  To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect.  Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, any Environmental Defect asserted by Buyer pursuant to this Section 12.1(a) shall be limited to the Assets only, and Buyer shall not have the right to assert environmental defects with respect to any other assets, properties or operations.  For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no liability for, (A) any Environmental Defect (other than the Scheduled Environmental Matters) which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Claim Date, and/or (B) any Environmental Defect affecting any assets, properties or operations other than the Assets (other than contribution requirements in accordance with the applicable operating agreements), in each case, with such liabilities being “Buyer’s Environmental Liabilities.”  Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.  To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date, provided that any failure of Buyer to deliver such notice shall not constitute a breach of this Agreement.

(b)           Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the Closing Date.  No reduction shall be made to the Purchase Price with respect to any asserted Environmental Defect for which Seller has cured prior to Closing.  An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(c)           Remedies for Environmental Defects.  Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured prior to Closing, Seller shall, at its sole option, elect to:

(i)            subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Cash Consideration by the Remediation Amount;

(ii)           retain the entirety of the Asset that is subject to such Environmental Defect, in which event the Cash Consideration shall be reduced by an amount equal to the Allocated Value of such Asset;

(iii)          with Buyer’s approval, indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Assets pursuant to an indemnity agreement in a form and substance mutually agreeable to the Parties (each, an “Environmental Indemnity Agreement”); or

(iv)          if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

(d)           Exclusive Remedy.  Except for Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c) and as provided in this Agreement for breaches of Section 4.17, the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or other environmental matter.

(e)           Environmental Deductibles.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $150,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Cash Consideration or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible.  For the avoidance of doubt, if Seller retains any Assets pursuant to Section 12.1(c)(ii), the Remediation Amounts relating to such retained Assets will not be counted towards the Aggregate Deductible and will not be considered for purposes of Section 7.4 and/or Section 8.4.

(f)            Environmental Dispute Resolution.  Seller and Buyer shall attempt to agree on (i) all Environmental Defects and Remediation Amounts prior to Closing and (ii) the adequacy of any cure by Seller of any asserted Environmental Defect prior to the end of the Cure Period (items (i) and (ii), collectively, the “Disputed Environmental Matters”).  If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure an asserted Environmental Defect after Closing), the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f).  There shall be a single arbitrator, who shall be an attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date or the end of the Cure Period, as applicable, or, absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”).  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1.  The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator, however, may not award Buyer any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator.  To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Cash Consideration pursuant to Section 3.5 or Section 3.6(a), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and, subject to Section 12.1(e), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(f), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Cash Consideration shall not be adjusted therefor at Closing and subsequent adjustments to the Cash Consideration, if any, will be made pursuant to Section 3.6 or this Section 12.1(f).

12.2        NORM, Asbestos, Wastes and Other Substances.  Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms.  The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances.  NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.  The presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1        Assumption by Buyer.  Without limiting Buyer’s rights to indemnity under this Article XIII and Buyer’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations (a) to furnish makeup gas and/or settle Imbalances, (b) to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Cash Consideration was adjusted pursuant to Section 3.3(b)(viii), (c) to Decommission the Assets (the “Decommissioning Obligations”), (d) to clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, (e) to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, and (f) subject to Article XII, with respect to Environmental Conditions, Environmental Defects, Liabilities imposed under Environmental Laws with respect to the Assets and Buyer’s Environmental Liabilities, (all of said obligations and Liabilities described in this Section 13.1, including in clauses (a) through (g), subject to Buyer’s right to indemnity pursuant to Section 13.2, herein being referred to as the “Assumed Obligations”).

13.2        Indemnities of Seller.  Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.9 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)           any breach by Seller of any of its representations or warranties contained in Article IV;

(b)           any breach by Seller of any of its covenants or agreements under this Agreement;

(c)           any Liabilities for personal injury or death attributable to Seller’s operation of the Assets prior to the Closing Date;

(d)           the Seller’s or any of its Affiliates’ failure to properly pay, in accordance with the terms of any Lease, all Burdens with respect to such Lease prior to the Effective Time and attributable to Third Party Claims (other than for amounts held in suspense);

(e)           any Assets excluded pursuant to Section 10.1(b) or Section 12.1(c)(ii);

(f)            any Liabilities arising from disposal of Hazardous Substances off-site of the Assets by Seller prior to the Effective Time;

(g)           any and all Seller Taxes; or

(h)           any Liabilities arising from the Scheduled Environmental Matters to the extent relating to the condition of the Assets at or prior to the Closing.

13.3        Indemnities of Buyer.  Effective as of Closing, subject to Buyer’s right to indemnity pursuant to Section 13.2, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)           any breach by Buyer of any of its representations or warranties contained in Article V;

(b)           any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c)           the Assumed Obligations.

13.4        Limitation on Liability.

(a)           Seller shall not have any liability for any indemnification under Section 13.2 of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $150,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible.  Notwithstanding anything to the contrary contained in this Agreement, the limitations contained in this Section 13.4(a) shall not apply to indemnification under Section 13.2(g) or Section 13.2(h).

(b)           Notwithstanding anything to the contrary contained in this Agreement, other than indemnification pursuant to Section 13.2 for (i) the representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.6 and 4.14 and (ii) the covenants and agreements of Seller set forth in Section 13.2(e), Section 13.2(g), Section 13.2(h) or Section 16.2, Seller shall not be required to indemnify Buyer for aggregate Liabilities in excess of the Holdback Amount.

(c)           Seller shall not have any liability for any indemnification under Section 13.2(a) of this Agreement with respect to any breach by Seller of any representation or warranty set forth in Section 4.14 to the extent attributable to any Asset Tax allocable to Buyer under Section 16.2, except for any penalties, interest or additions to Tax imposed with respect to such Asset Tax by a Governmental Authority as a result of such breach.

13.5        Holdback Amount.  The Holdback Amount shall be disbursed in accordance with the provisions of this Section 13.5 and the Escrow Agreement, and any amounts due by Seller to Buyer pursuant to this Article XIII or the special warranty of title in the Assignment will be first satisfied from the Holdback Amount, in each case, subject to the applicable limitations, if any, set forth in this Article XIII. The joint, written authorization of representatives of both Seller and Buyer pursuant to the Escrow Agreement, or a written court order from a court of competent jurisdiction, shall be required for the disbursement of any portion of the Holdback Amount.

(a)           To make a claim for an amount determined to be due by Seller to Buyer pursuant to, and in accordance with, this Article XIII or the special warranty of title in the Assignment, Buyer shall deliver to Seller, prior to the twelve (12) month anniversary of the Closing Date (such period, the “Holdback Period”), a written notice (an “Escrow Claim Notice”) requesting a disbursement of all or a portion of the Holdback Amount for such amount, and describing nature of Buyer’s indemnity claim for such amount pursuant to this Article XIII (the “Escrow Claim”).

(b)           Upon final resolution of any such Escrow Claim (pursuant to the mutual written agreement of Buyer and Seller, or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 16.13) then Seller and Buyer shall provide joint written instructions to the Escrow Agent to disburse to Buyer the portion of the Holdback Amount determined pursuant to this Section 13.5(b) in satisfaction of such Escrow Claim.

(c)           On the first Business Day following the date that is six (6) months after the Closing Date, Seller and Buyer shall provide joint written instructions to the Escrow Agent to disburse to Seller the Holdback Amount then-remaining, save and except (i) an amount equal to fifty percent (50%) of the Holdback Amount plus (ii) the aggregate amount of all unsatisfied Escrow Claims made against Seller pursuant to an Escrow Claim Notice delivered to Seller prior to such date, the respective amounts for which shall remain in the Escrow Account until the resolution of each particular Escrow Claim, at which time such amounts will be transferred to Seller or Buyer in accordance with the resolution of each such Escrow Claim.

(d)           On the first Business Day following the expiration of the Holdback Period, Seller and Buyer shall provide joint written instructions to the Escrow Agent to disburse to Seller the Holdback Amount then-remaining, save and except the aggregate amount of all unsatisfied Escrow Claims made against Seller pursuant to an Escrow Claim Notice delivered to Seller on or before the expiration of the Holdback Period, the respective amounts for which shall remain in the Escrow Account until the resolution of each particular Escrow Claim, at which time such amounts will be transferred to Seller or Buyer in accordance with the resolution of each such Escrow Claim.

13.6        Express Negligence.  EXCEPT AS OTHERWISE PROVIDED IN SECTION 6.2 AND SECTION 10.1, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.7        Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.3, Section 10.1, Section 13.2, Section 13.3 (subject to the applicable limitations set forth in this Article XIII), Section 13.5, the special warranty of title in the Assignment and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement.  Except as specified in Section 13.2, Section 13.5, the special warranty of title in the Assignment and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 11.3(b)).

13.8        Indemnification Procedures.  All claims for indemnification under Section 6.3, Section 10.1, Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a)           For purposes of Section 6.3, Section 10.1 and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify the other Party and/or other Persons with respect to such Liabilities pursuant to Section 6.3, Section 10.1 or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Persons having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 6.3, Section 10.1 or this Article XIII.

(b)           To make a claim for indemnification under Section 6.3, Section 10.1, Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.8, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.8(b) shall not relieve the Indemnifying Party of its obligations under Section 6.3, Section 10.1, Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)           If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.8(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability.  Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.

(f)            In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to dispute the claim for such Liabilities.

13.9        Survival.

(a)           Except for the Specified Representations and as otherwise provided in this Section 13.9(a), the representations and warranties of the Parties in Article IV and Article V and the covenants and agreements of the Parties in Sections 6.1, 6.10, 9.4 and 16.2 shall survive Closing for a period of nine (9) months.  The Specified Representations shall survive Closing without time limit.  The representations and warranties in Section 4.14 shall survive Closing for a period of 60 days after expiration of the applicable statute of limitations.  Subject to the foregoing and Section 13.9(b), the remainder of this Agreement shall survive Closing without time limit.  Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)           The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date.  Seller’s indemnities in Sections 13.2(c), 13.2(d),and  13.2(f) shall terminate twelve (12) months after the Closing.    Seller’s indemnities in Section 13.2(e) shall survive  without limit. Seller’s indemnities in Section 13.2(g) shall survive until 60 days after the expiration of the applicable statute of limitations.  Seller’s indemnities in Section 13.2(h) shall terminate eighteen (18) months after the Closing. Buyer’s indemnities in Section 6.3, Section 10.1 and Section 13.3(c) shall survive Closing without time limit and shall be deemed covenants running with the Assets (provided that Buyer and its successors and assigns shall not be released from any of, and shall remain jointly and severally liable to the Seller Indemnified Parties for, the obligations and Liabilities of Buyer under such Sections of this Agreement upon any transfer or assignment of any Asset).

13.10      Waiver of Right to Rescission.  Seller and Buyer acknowledge that, following Closing, the payment of money or the disbursement of portion(s) of the Holdback Amount, as applicable and in each case, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money or the disbursement of portion(s) of the Holdback Amount, as applicable and in each case, as limited by the terms of this Agreement, shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.11      Insurance.  The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds received under the relevant insurance policies carried by such Buyer Indemnified Party.

13.12      Non-Compensatory Damages.  None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, as applicable, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, each of Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waives any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.13      Disclaimer of Application of Anti-Indemnity Statutes.  The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

13.14      Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES

14.1        Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)           by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Outside Termination Date;

(b)           by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Outside Termination Date;

(c)           by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Outside Termination Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Outside Termination Date; or

(d)           by Seller or Buyer if Closing shall not have occurred on or before January 20, 2017 (the “Outside Termination Date”);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

14.2        Effect of Termination.

(a)           If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except as provided in Section 3.2 and except for the provisions of Sections 10.1(c) through 10.1(g), 10.2, 10.3, 13.12, this Section 14.2, Section 14.3, Article I and Article XVI (other than Sections 16.2(b) through 16.2(h), 16.7, 16.8, 16.15 and 16.17) and such of the defined terms set forth in Section 15.1 to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a Party of any of its covenants or agreements hereunder in which case the other Party shall have the right to seek all remedies available at law or in equity, including specific performance, for such material breach and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled; provided that if Seller is entitled to and elects to retain the Deposit as liquidated damages pursuant to Section 14.2(b), then such retention shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer.  The provision for payment of liquidated damages in this Section 14.2(a) has been included because, in the event of a termination of this Agreement permitting Seller to retain the Deposit, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(b)           If (i) all conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VII at Closing) have been met, or waived by Buyer, and (ii) the transactions contemplated by this Agreement are not consummated because of:  (A) the failure of Buyer to perform in any material respect any of its obligations hereunder, or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all respects (without regard to materiality qualifiers) as of the Execution Date and/or as of the Closing, except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Buyer Material Adverse Effect, then, in such event, Seller shall have the right to, at its option, (1) terminate this Agreement pursuant to Section 14.1 and retain the Deposit together with any interest or income thereon, free of any claims by Buyer with respect thereto as liquidated damages or (2) seek all remedies available at law or in equity, including specific performance by Buyer.

(c)           If this Agreement is terminated by the mutual written agreement of the Parties, or this Agreement is otherwise terminated pursuant to Section 14.1 and the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 14.2(b), then Buyer shall be entitled to the delivery of the Deposit together with any interest or income actually earned thereon, free of any claims by Seller with respect thereto after the termination of this Agreement.

14.3        Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreements, and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XV

DEFINED TERMS

15.1        Defined Terms.  Capitalized terms used herein shall have the meanings set forth in this Section 15.1 unless the context requires otherwise.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Additional Cash Consideration” shall have the meaning set forth in Section 3.11.

“Additional Lease” shall mean any oil and gas lease with a paid-up primary term of not less than three (3) years and lease Burdens not exceeding twenty five percent (25%) and acquired by Seller within the Designated Area from and after the Execution Date and until the Closing, subject to the terms and conditions of Section 6.6.

“Additional Lease Amount” shall have the meaning set forth in Section 6.6(a).

“Adjusted Cash Consideration” shall have the meaning set forth in Section 3.3.

“AFEs” shall have the meaning set forth in Section 4.13.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person, and the term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that EnCap Investments, L.P and its other controlled entities shall not be deemed to be an Affiliate of Seller.

“Aggregate Deductible” shall mean an amount equal to two and a half percent (2.5%) of the Unadjusted Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.8.

“AMI Agreement” shall have the meaning set forth in Section 11.4(a).

“Applicable Confidentiality Agreements” shall mean all confidentiality or non-disclosure agreements executed within the 60 days prior to the Execution Date to which Seller or any affiliate of Seller is a party and that relate to the sale of all or any portion of the Leases or Wells.

“Applicable Contracts” shall mean all Contracts to which Seller is a party or is bound to the extent relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; unitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreement, including the Contracts set forth on Schedule 4.8, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, or similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit D.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Common Stock” shall mean the common stock, par value $0.01 per share, of Buyer.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect (a) to the financial condition, business or results of operations of Buyer and its Subsidiaries, taken as a whole; provided, however, that a Buyer Material Adverse Effect shall not include any material adverse effect resulting from:  (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any action or omission of Buyer taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Seller; (iii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which Buyer’s assets are located, the United States or worldwide; (iv) changes in conditions or developments generally applicable to the oil and gas industry in the area where Buyer’s assets are located; (v) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (vi) acts or failures to act of Governmental Authorities; (vii) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (viii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (ix) a change in Laws and any interpretations thereof from and after the Execution Date; (x) any reclassification or recalculation of reserves in the ordinary course of business; (xi) changes in service costs generally applicable to the oil and gas industry in the United States; (xi) strikes and labor disturbances; and (xiii) natural declines in well performance; provided that in each case, the changes and effects described in clauses (iii) or (iv) of this definition do not disproportionately affect Buyer’s assets, taken as a whole or (b) on the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

“Buyer SEC Documents” shall have the meaning set forth in Section 5.6(a).

“Buyer’s Auditors” shall have the meaning set forth in Section 6.10(a).

“Buyer’s Environmental Liabilities” shall have the meaning set forth in Section 12.1(a).

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Buyer Stock Plan” shall have the meaning set forth in Section 5.2(a).

“Cash Consideration” shall have the meaning set forth in Section 3.1(a).

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Notice” shall have the meaning set forth in Section 13.8(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean each of (i) that certain Confidentiality Agreement between Buyer and Seller and effective as of January 14, 2016 and (ii) that certain Confidentiality Agreement between Buyer and Seller and effective as of October 4, 2016.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any written contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure Period” shall have the meaning set forth in Section 11.2(c).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Decommission” and “Decommissioning” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Decommissioning Obligations” shall have the meaning set forth in Section 13.1.

“Defensible Title” shall mean such title of Seller with respect to the Wells set forth on Exhibit B, and the Drilling Units set forth on Schedule 3.8, that, subject to Permitted Encumbrances:

(a)           with respect to each Well set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable, and limited to any currently producing formations), entitles Seller to receive not less than the Net Revenue Interest set forth on Schedule 3.8 for such Well throughout the duration of the productive life of such Well, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Schedule 3.8;

(b)           with respect to each Well set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable, and limited to any currently producing formations), obligates Seller to bear not more than the Working Interest set forth on Schedule 3.8 for such Well throughout the duration of the productive life of such Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest in such Well, and (iii) as otherwise set forth on Schedule 3.8;

(c)           with respect to each Drilling Unit set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable), entitles Seller to receive not less than the Net Revenue Interest set forth on Schedule 3.8 for such Drilling Unit, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Schedule 3.8;

(d)           with respect to each Drilling Unit set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable), entitles Seller to receive not less than the Net Acres set forth on Schedule 3.8 for such Drilling Unit, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Schedule 3.8; and

(e)           is free and clear of all Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2.

“Designated Area” shall mean any area identified as a “Designated Area” on the plat attached hereto as Exhibit G.

“Dispute Notice” shall have the meaning set forth in Section 3.6(a).

“Disputed Environmental Matters” shall have the meaning set forth in Section 12.1(f).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“Double Eagle” shall have the meaning set forth in Section 11.4(b).

“Double Eagle Assets” shall have the meaning set forth in Section 11.4(b).

“Double Eagle Purchase Agreement” shall have the meaning set forth in Section 11.4(b).

“Double Eagle Tag Right” shall have the meaning set forth in Section 11.4(b).

“Drag Right” shall have the meaning set forth in Section 11.4(a).

“Drilling Unit” shall mean each of the areas of land described on Exhibit H.

“Effective Time” shall mean 7:00 a.m. (Central Time) on September 1, 2016.

“email” shall have the meaning set forth in Section 16.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Condition” shall mean (a) a condition existing on the Environmental Claim Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of the Environmental Claim Date with respect to the Assets or their operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Consultant” shall have the meaning set forth in Section 10.1(b).

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Indemnity Agreement” shall have the meaning set forth in Section 12.1(c)(iii).

“Environmental Laws” shall mean all applicable Laws in effect as of the Execution Date relating to pollution, protection of the environment (including natural resources) or occupational health or workplace safety, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.  The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker health or safety.

“Equity Consideration” shall have the meaning set forth in Section 3.1(a).

“Escrow Account” means the account established pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement to be entered into as of the Execution Date by and among Seller, Buyer and the Escrow Agent, in the form attached hereto as Exhibit F.

“Escrow Claim” shall have the meaning set forth in Section 13.5(a).

“Escrow Claim Notice” shall have the meaning set forth in Section 13.5(a).

“Exchange” shall have the meaning set forth in Section 16.17.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean

(a)           all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets);

(b)           to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time;

(c)           to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, Seller’s right with respect to all claims and causes of action of Seller arising under or with respect to any Contract that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(d)           subject to Section 11.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e)           Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

(f)            any and all claims of Seller or its Affiliates for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) ending prior to the Effective Time, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion thereof) ending prior to the Effective Time;

(g)           all of Seller’s personal computers and associated peripherals and all of Seller’s radio and telephone equipment;

(h)           all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(i)            all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (except for title opinions and memorandums);

(j)            all data of Seller that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties;

(k)           all audit rights of Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer;

(l)            all geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments or incurring any liabilities or obligations, provided, however, that Seller will give Buyer notice of any such additional payments or liabilities or obligations, and if Buyer elects to make such payment or take on such obligation or liability, then such data shall not constitute an Excluded Asset;

(m)          correspondence between Seller or any of its representatives and documents prepared or received by Seller or its Affiliates, in each case, with respect to any of the prospective purchasers or the transactions contemplated by this Agreement, except for the Applicable Confidentiality Agreements;

(n)           any Assets excluded pursuant to Section 10.1(b) or Section 12.1(c)(ii);

(o)           any offices, office leases and any personal property located in or on such offices or office leases;

(p)           any Hedge Contracts;

(q)           any debt instruments of Seller;

(r)            all of Seller’s personnel files and records;

(s)            the monies held by Seller for which the Cash Consideration was adjusted pursuant to Section 3.3(b)(viii);

(t)            any assets described in Section 2.1(f) that are not assignable;

(u)           any fee mineral interests, and any right to production revenues associated therewith; and

(v)           any leases, Contracts, rights and other assets specifically listed on Exhibit C.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Final Cash Price” shall have the meaning set forth in Section 3.6(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.6(a).

“GAAP” shall mean generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Governmental Bonds” shall have the meaning set forth in Section 6.3(a).

“Hazardous Substances” shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of Liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

“Hedge Contract” shall mean any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdback Amount” shall mean a portion of the Cash Consideration representing ten percent (10%) of the Unadjusted Purchase Price, together with any dividends, distributions, earnings or other amounts accrued thereon from and after Closing.

“Holdback Excess Amount” shall mean the Holdback Amount less the Deposit.

“Holdback Period” shall have the meaning set forth in Section 13.5(a).

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Taxes” shall mean any income, franchise and similar Taxes.

“Indemnified Party” shall have the meaning set forth in Section 13.8(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.8(a).

“Indemnity Deductible” shall mean an amount equal to two and a half percent (2.5%) of the Unadjusted Purchase Price.

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“JDA” shall have the meaning set forth in Section 11.4(b).

“Knowledge” shall mean (a) with respect to Seller, the actual knowledge (without investigation) of the following Persons:  Gerald R. Carman, David C. Newman, Joel E. Saber, John E. Lodge and Charles R. Close; and (b) with respect to Buyer, the actual knowledge (without investigation) of the following Persons:  Javan D. Ottoson, A. Wade Pursell, David Copeland, Kenneth Knott and Herbert S. Vogel.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Remediation.

“Lock-up and Registration Rights Agreement” means that certain Lock-up and Registration Rights Agreement dated as of the Closing Date, in the form attached hereto as Exhibit E.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effect resulting from:  (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the Execution Date; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in service costs generally applicable to the oil and gas industry in the United States; (l) strikes and labor disturbances; and (m) natural declines in well performance; provided that in each case, the changes and effects described in clauses (c) or (d) of this definition do not disproportionately affect the Assets, taken as a whole.

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Net Acres” shall mean, as computed separately with respect to (a) each Lease, subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable: (i) the number of gross acres in the lands covered by such Lease, multiplied by (ii) the undivided percentage interest in oil, gas and other minerals covered by such Lease, multiplied by (iii) Seller’s portion of such undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses, and (b) each Drilling Unit, the Net Acres (as determined in accordance with clause (a) of this definition) for all Leases located within such Drilling Unit.

“Net Revenue Interest” shall mean, (a) with respect to each Well set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable, and limited to any currently producing formations), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well (subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable, and limited to any currently producing formations), after giving effect to all Burdens, and (b) with respect to each Drilling Unit, the Weighted Average Net Revenue Interest for such Drilling Unit, after giving effect to all Burdens.

“Non-Compete Area” shall mean the area identified as the “Non-Compete Area” on the plat attached hereto as Exhibit I.

“NORM” shall mean naturally occurring radioactive material.

“NYSE” shall mean the New York Stock Exchange.

“Operating Expenses” shall have the meaning set forth in Section 2.3.

“Outside Termination Date” shall have the meaning set forth in Section 14.1(d).

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean:

(a)           all Burdens if the net cumulative effect of such Leases and Burdens (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Drilling Unit set forth on Exhibit B or Schedule 3.8, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B or Schedule 3.8, as applicable, for such Well or Drilling Unit, (ii) does not obligate Seller to bear a Working Interest with respect to any Well set forth on Exhibit B in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest), and (iii) does not operate to reduce the Net Acres of Seller with respect to any Drilling Unit set forth on Schedule 3.8 to an amount less than the Net Acres set forth on Schedule 3.8 for such Drilling Unit;

(b)           Preferential Purchase Rights set forth on Schedule 4.10;

(c)           required third party consents to assignments or similar agreements set forth on Schedule 4.4 or under Applicable Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee;

(d)           liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(e)           Customary Post-Closing Consents;

(f)            to the extent not currently triggered or triggered as of the Title Claim Date, conventional rights of reassignment;

(g)           such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement (other than claims that may be made pursuant to the special warranty of title in the Assignment);

(h)           all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(i)            rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership to the extent the same does not materially impair the use or operation of the Assets as currently used and operated;

(j)            easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case do not materially impair the use, ownership or operation of the Assets as currently owned and operated;

(k)           vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings before a Governmental Authority by or on behalf of Seller;

(l)            liens created under operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings before a Governmental Authority by or on behalf of Seller;

(m)          any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(n)           any matters referenced and set forth on Exhibit A-1 or Exhibit A-2 and all litigation set forth in Schedule 4.7;

(o)           mortgage liens burdening a lessor’s interest in the Assets, but only to the extent such lien has not been foreclosed;

(p)           the terms and conditions of all Contracts (including the Applicable Contracts) if the net cumulative effect of such Contracts (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Drilling Unit set forth on Schedule 3.8, to an amount less than the Net Revenue Interest set forth on Schedule 3.8, for such Well or Drilling Unit, (ii) does not obligate Seller to bear a Working Interest with respect to any Well set forth on Schedule 3.8 in any amount greater than the Working Interest set forth on Schedule 3.8 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Schedule 3.8 in the same or greater proportion as any increase in such Working Interest), and (iii) does not operate to reduce the Net Acres of Seller with respect to any Drilling Unit set forth on Schedule 3.8 to an amount less than the Net Acres set forth on Schedule 3.8 for such Drilling Unit; and

(q)           the Leases and all other Encumbrances, instruments, obligations, defects and irregularities affecting the Assets that, individually or in the aggregate, (i) are not such as to materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) do not reduce the Net Revenue Interest of Seller with respect to any Well or Drilling Unit set forth on Schedule 3.8, to an amount less than the Net Revenue Interest set forth on Schedule 3.8 for such Well or Drilling Unit, (iii) do not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth on Schedule 3.8 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Schedule 3.8 in the same or greater proportion as any increase in such Working Interest), and (iv) do not operate to reduce the Net Acres of Seller with respect to any Drilling Unit set forth on Schedule 3.8 to an amount less than the Net Acres set forth on Schedule 3.8 for such Drilling Unit.

“Person” shall mean any individual, firm, corporation, company, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(g).

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.

“Phase II Environmental Site Assessment” shall have the meaning set forth in Section 10.1(b).

“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Records” shall have the meaning set forth in Section 2.1(i).

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring and reporting, to the extent but only to the extent required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of ten percent (10%)) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition that is reasonably available.

“RRP” shall have the meaning set forth in Section 11.4(a).

“RRP Assets” shall have the meaning set forth in Section 11.4(a).

“RRP Purchase Agreement” shall have the meaning set forth in Section 11.4(a).

“RRP Tag Right” shall have the meaning set forth in Section 11.4(a).

“Scheduled Environmental Matters” shall mean the air emissions permits, SPCC plans and oil spill matters specifically described on Schedule 4.17 to the extent relating to the condition of the Assets at or prior to the Closing.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 4.16.

“Section 5.5(a) Breach” shall have the meaning set forth in Section 3.11.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Taxes” shall mean (a) all Income Taxes imposed by any applicable Law on Seller, (b) Asset Taxes allocable to Seller pursuant to Section 16.2 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of adjustments to the Cash Consideration made pursuant to Sections 3.3, 3.5 and 3.6, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 16.2(d)), and (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets and (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time.

“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 4.6, 5.1, 5.2, 5.3, 5.13, 5.14 and 5.15.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subject Assets” means the full 8/8ths interest in the assets described in Section 2.1(a) through Section 2.1(i) (disregarding the “Seller’s right, title and interest” clause in the lead-in to Section 2.1).

“Subsidiary” shall mean, with respect to a Person (the “Subject Person”), any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors of other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is in each case, directly or indirectly, owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.

“Survival Period” shall have the meaning set forth in Section 11.1(c)(i).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean any taxes, assessments, fees, levies, duties, tariffs, imposts and other governmental charges in the nature of a tax imposed by any Governmental Authority, including (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) income, windfall, profits, capital gains, gross receipts, goods and services, ad valorem, real property, personal property, transfer, sales, use, value added, stamp, customs, duties, franchise, capital stock, capital, net worth, payroll, employment, unemployment, occupation, social security, excise, withholding, severance, production, environmental, estimated or other tax, including any interest, penalty or addition thereto (whether disputed or not).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.8(b).

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean, (a) with respect to each Well set forth on Exhibit B, any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller above that shown for such Well on Exhibit B, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit B or (ii) to decrease the Working Interest of Seller in any Well below that shown for such Well on Exhibit B, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit B; and (b) with respect to each Drilling Unit set forth on Schedule 3.8, or any other property included in the Assets, as applicable, subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2 (as applicable), any right, circumstance or condition that operates to increase the Net Acres of Seller above that shown for such Drilling Unit or other property shown on Schedule 3.8, if applicable.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells set forth on Exhibit B, or the Drilling Units set forth on Schedule 3.8, as of the Title Claim Date, without duplication; provided that the following shall not be considered Title Defects:

(a)       defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that reasonably indicates such corporate or other entity action may not have been authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)           defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(c)           defects based upon the failure to record any federal, state or Indian Leases or any assignments of interests in such Leases in any applicable county records;

(d)           defects based on the failure to recite marital status in a document;

(e)           any Encumbrance or loss of title resulting from Seller’s conduct of business after the Execution Date pursuant to actions specifically permitted by Seller pursuant to this Agreement;

(f)            defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment) to the extent that the applicable royalty payments have been legally placed in suspense;

(g)           defects based solely on lack of information in Seller’s files;

(h)           defects or irregularities that would customarily be waived by a reasonable owner or operator of oil and gas properties;

(i)            defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(j)            defects that have been cured by applicable Laws of limitations or prescription;

(k)           defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty; and

(l)            defects or irregularities resulting from liens, production payments, or mortgages that have expired by their own express terms or the enforcement of which are barred by applicable statutes of limitation.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Title Indemnity Agreement” shall have the meaning set forth in Section 11.2(d)(ii).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 16.2(f).

“Unadjusted Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Units” shall have the meaning set forth in Section 2.1(b).

“Voting Debt” shall mean any bonds, debentures, notes or other indebtedness having the right to vote, or convertible into securities having the right to vote, on any matters on which stockholders of the Buyer or any its Subsidiaries may vote.

“VWAP” means, for any trading day, the volume-weighted average price per share of Buyer Common Stock as displayed in the “VWAP” field on Bloomberg (or any successor service) page in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

“Wells” shall have the meaning set forth in Section 2.1(c).

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Weighted Average Net Revenue Interest” shall mean in the case of any Drilling Unit, the sum of the following for each Lease in such Drilling Unit:  (a) the product of the Net Revenue Interest for such Lease, multiplied by (b) a fraction, (i) the numerator of which is the number of Net Acres subject to such Lease (but only to the extent such Lease is actually located within such Drilling Unit), and (ii) the denominator of which is the total number of Net Acres subject to Leases in such Drilling Unit (but only to the extent such Leases are actually located within such Drilling Unit).

“Working Interest” shall mean with respect to any Well set forth on Exhibit B (subject to the depth restrictions set forth on Exhibit A-1 or Exhibit A-2, as applicable, and limited to any currently producing formations) or any Lease, the interest in and to such currently producing formations for such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such currently producing formations for such Well, but without regard to the effect of any Burdens.

ARTICLE XVI
MISCELLANEOUS

16.1        Appendices, Exhibits and Schedules.  All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

16.2        Expenses and Taxes.

(a)           Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b)           Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(c)           For purposes of determining the allocations described in Section 16.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period (or portion thereof) in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or (iii) below), shall be allocated to the period (or portion thereof) in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.  For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(d)           To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Sections 3.3, 3.5 and 3.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.  To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.6, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 16.2.

(e)           Subject to Buyer’s indemnification rights under Article XIII, after the Closing Date, Buyer shall (i) be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, (iii) timely file any such Tax Return incorporating any reasonable comments received from Seller prior to the due date therefor, and (iv) provide a copy of each such Tax Return, as filed, to Seller reasonably promptly after the filing thereof.  The Parties agree that (A) this Section 16.2(e) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (B) nothing in this Section 16.2(e) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by both the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 16.2(e), which shall be borne by Buyer).

(f)            The transactions described in this Agreement involve the transfer of real estate with tangible personal property, if any, being transferred incidental to such real estate; accordingly, the Parties do not anticipate that any sales, use, transfer, stamp, documentary, registration or similar Taxes will be incurred or imposed with respect to the transactions described in this Agreement (collectively “Transfer Taxes”).  To the extent that any Transfer Taxes are imposed on the purchase and sale of the Assets pursuant to this Agreement, Buyer shall bear and pay such Transfer Taxes.  Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(g)           The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into by either Party with any Governmental Authority.

(h)           Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is delivered pursuant to Section 3.6.  If Seller and Buyer reach an agreement with respect to the allocation, (i) Buyer and Seller shall use commercially reasonable efforts to update the allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Buyer and Seller shall, and shall cause their Affiliates to, report consistently with the allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Buyer and Seller shall timely file with the IRS, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

16.3        Assignment.  Subject to the provisions of Section 16.17, this Agreement may not be assigned by either Party without the prior written consent of the other Party.  In the event the other Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.  Any assignment or other transfer by either Party or its successors and assigns of any of the Assets shall not relieve such Party or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

16.4        Preparation of Agreement.  Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

16.5        Publicity.  Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental

Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.  The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential until the expiration of the two (2)-year period after the Closing; provided, however, that the foregoing shall not (a) restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder, (b) prevent Buyer or Seller from recording the Assignment and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Buyer, (c) prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 16.5 and (d) prevent Seller from making disclosures in connection with complying with Preferential Purchase Rights and other transfer restrictions applicable to the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Section 16.5, any Party or Affiliate of a Party may disclose information regarding the Assets in investor presentations, industry conference presentations or similar disclosures to the extent that such information has previously been publicly released in compliance with this Section.

16.6        Notices.  All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or sent by electronic mail (“email”) transmission (provided that receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

QStar LLC
203 Wall Street
Midland, Texas 79701
Attention:	John E. Lodge
Vice President – Land & Commercial
Email:	jlodge@qstarllc.com

If to Buyer:

SM Energy Company
1775 Sherman Street
Suite 1200

Denver, Colorado 80203
Attn:	David W. Copeland
Executive Vice President, General Counsel and Corporate Secretary
Email: dcopeland@sm-energy.com

With a copy to (which shall not constitute notice):

SM Energy Company
1775 Sherman Street
Suite 1200
Denver, Colorado 80203
Attn:	Kenneth J. Knott
Senior Vice President, Business Development & Land
Email: kknott@sm-energy.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day).  Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Section 16.6.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.  Notwithstanding the foregoing, neither Party may deliver notice of breach of this Agreement by email.

16.7        Further Cooperation.  After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

16.8        Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall (a) record the Assignment and all other assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing.  Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

16.9        Entire Agreement; Conflicts.  THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 16.9.

16.10      Parties in Interest.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

16.11      Amendment.  This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by both Parties and expressly identified as an amendment, restatement, supplement or modification.

16.12      Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of Seller or Buyer or their respective officers, employees, agents, or representatives, and no failure by Seller or Buyer to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

16.13      Governing Law; Jurisdiction.

(a)           This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b)           The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)           To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 16.13(b).

(d)           THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

16.14      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16.15      Removal of Name.  As promptly as practicable, but in any case within sixty (60) days after the Closing Date, Buyer shall eliminate the names “QStar LLC”, “QStar Operating LLC”, “QStar” and any variants of the foregoing from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

16.16      Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

16.17      Like-Kind Exchange.  Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”); provided that the Closing shall not be delayed by reason of the Exchange.  Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37.  Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.  Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

16.18      Specific Performance.  The Parties agree that if any of the provisions of this Agreement are not performed by a Party in accordance with their specific terms, the other Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

QSTAR LLC

By:	/s/ John E. Lodge
Name:	John E. Lodge
Title:	Vice President – Land and Commercial

BUYER:

SM ENERGY COMPANY

By:	/s/ Javan D. Ottoson
Name:	Javan D. Ottoson
Title:	President and Chief Executive Officer